EXHIBIT 23.1

[Letterhead of Rotenberg & Company, LLP]

INDEPENDENT AUDITORS’ CONSENT

To the Board of Directors and Stockholders

HQ Sustainable Maritime Industries, Inc. And Subsidiaries

New York, NY

We consent to the use in this Annual Report of HQ Sustainable Maritime Industries, Inc. and Subsidiaries on Form 10-KSB of our report dated March 19, 2007, for the consolidated balance sheets of HQ Sustainable Maritime Industries, Inc. and Subsidiaries as of December 31, 2006 and 2005, and the related consolidated statements of income, changes in shareholders’ equity, and cash flows for the years then ended.

/s/ Rotenberg & Co., LLP
Rotenberg & Co., LLP
Certified Public Accountants

Rochester, New York
Dated: March 19, 2007